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                                                                     EXHIBIT 5.1


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                                                        Washington, D.C.


        IDEX Corporation
        630 Dundee Road, Suite 400
        Northbrook, Illinois 60062

                     Re: Registration Statement on Form S-8 with respect to 1,000,000 shares of Common Stock, par value $.01 per share

        Ladies and Gentlemen:

                In connection with the preparation and filing by IDEX Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance by the Company of 1,000,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), pursuant to the exercise of options granted or to be granted under the Third Amended and Restated 1996 Stock Option Plan for Non-Officer Key Employees of IDEX Corporation (the "Key Employees Plan"), you have requested our opinion with respect to the matters set forth below.

                In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

                In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

                We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the


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EXHIBIT 5.1
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[LATHAM & WATKINS LLP LOGO]

        effect thereon, of the laws of any other jurisdiction or any other Delaware laws, or as to any matters of municipal law or the laws of any local agency within any state.

                Subject to the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold upon exercise of options for such Shares and payment of the exercise price therefore as contemplated by the Key Employees Plan, will be validly issued, fully paid and non-assessable.

                We consent to your filing this opinion as an exhibit to the Registration Statement.



                                                   Very truly yours,

                                                   /s/ Latham & Watkins LLP

                                                   Latham & Watkins LLP
 CH\593949.2